AMENDMENT NO. 3

TO

PROXIM WIRELESS CORPORATION

2004 STOCK PLAN

This Amendment No. 3 to the Proxim Wireless Corporation 2004 Stock Plan, as amended to date (as amended, the “Original Plan”) is effective as of May 21, 2008.

The first sentence of Section 4 of the Original Plan is hereby replaced in its entirety to read as follows:

The aggregate number of shares of Common Stock which may be issued under this Plan is Four Million Six Hundred Fifty Thousand (4,650,000), subject to adjustment as provided in Section 11.

The text of Section 6(a) of the Original Plan is hereby replaced in its entirety to read as follows:

The exercise price for each Option to acquire a share of the Company’s Common Stock will be at least equal to the fair market value per share of that Common Stock on the Date of Grant.  However, if the Optionee owns more than ten percent of the total combined voting power of all classes of stock of the Company or an Affiliate, the exercise price for an ISO share must be at least one hundred ten percent (110%) of the fair market value per share on the Date of Grant, determined without regard to any restriction other than a restriction which, by its terms, will never lapse.

The text of Section 11 of the Original Plan is hereby replaced in its entirety to read as follows:

Adjustments.  Notwithstanding any other provision of this Plan, the Committee shall at any time make or provide for such adjustments to this Plan, to the number and class of shares available under this Plan or to any outstanding Stock Rights, as it deems appropriate to prevent dilution or enlargement of rights, including adjustments in the event of distributions to holders of Common Stock of other than a normal cash dividend, and changes in the outstanding Common Stock by reason of stock dividends, split-ups, recapitalizations, mergers, consolidations, combinations or exchanges of shares, separations, reorganizations, liquidations and the like.  In the event of any general offer to holders of

Common Stock relating to the acquisition of their shares, the Committee may make such adjustment as it deems equitable in respect of outstanding Stock Rights including, in the Committee's discretion, revision of outstanding Stock Rights so that they may be exercisable for the consideration payable in the acquisition transaction.  Any such determination by the Committee will be conclusive.

The substantive effects of this amendment are (a) to increase the number of shares which may be issued under the Original Plan by One Million Five Hundred Thousand (1,500,000) from Three Million One Hundred Fifty Thousand (3,150,000) to Four Million Six Hundred Fifty Thousand (4,650,000), (b) to require that both incentive stock options and non-qualified stock options have an exercise price at least equal to the fair market value of the company’s common stock on the date of grant, and (c) to require (as opposed to being optional) the Committee to make equitable adjustments to outstanding stock rights in the event of specified non-routine dividends and changes in the company’s common stock.

All other provisions of the Original Plan remain unchanged.

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